Exhibit 99.6

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTERAND SIX MONTHS ENDED JUNE 30, 2004

MANCHESTER, CT – July 30, 2004 — LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter and six months ended June 30, 2004.

For the Second Quarter Ended June 30, 2004

For the second quarter ended June 30, 2004, net income was $.6 million, or $.04 per diluted share, compared with $4.1 million, or $.26 per diluted share, for the second quarter of 2003. Net income for the second quarter includes: (1) pretax charges of $1.5 million, or approximately $.06 per diluted share, of restructuring costs related to the closure of the Columbus, Ohio operation; (2) operating losses of $.8 million, or $.03 per diluted share, related to the new St. Nazaire facility in France; and (3) pretax charges of $1.1 million, or approximately $.05 per diluted share, which includes $.7 million associated with a contractual obligation to advance certain legal fees and expenses incurred by Lydall’s former CFO in connection with litigation by the Company against the former CFO, and $.4 million related to legal expenses of the independent legal counsel retained by the Special Committee appointed by the Board of Directors to investigate allegations made by the former CFO and other legal costs associated with these matters. Foreign currency translation had a minimal favorable impact on pretax income for the quarter.

Net sales for the second quarter were $74.3 million compared with $74.1 million for the same period of 2003. Filtration/Separation Segment net sales were up 3 percent, Thermal/Acoustical Segment net sales were essentially flat, and Other Products and Services net sales decreased by 5 percent in the second quarter of 2004 compared with the second quarter of last year. In total, excluding the favorable impact of foreign currency translation, net sales for the second quarter of 2004 were approximately 1 percent lower than the comparable quarter of 2003.

Gross margin on net sales was 21.0 percent for the second quarter of 2004 compared with 26.1 percent for the same quarter of 2003. Filtration/Separation Segment gross margin showed healthy improvement, while Thermal/Acoustical Segment gross margin was negatively impacted by restructuring costs related to the closure of the Columbus Operation and the transfer of production to Lydall’s other automotive facilities. Margins were also impacted by the negative gross margin performance of the new automotive plant in France. Together these factors lowered overall gross margin by approximately 2.5 percentage points in the quarter.

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Selling, product development and administrative expenses were $14.2 million for the quarter compared with $12.6 million in the second quarter of 2003. The majority of the increase in selling, product development and administrative expenses was related to higher legal expenses, as discussed above, and Sarbanes-Oxley Section 404 compliance costs. These increases were mitigated by savings realized from the elimination of the Company’s group structure at the end of 2003.

Net cash provided by operating activities was $9.6 million for the second quarter of 2004 compared with $11.7 million for the second quarter of 2003.

For the Six Months Ended June 30, 2004

For the six months ended June 30, 2004, net income was $1.6 million, or $.10 per diluted share, compared with $6.2 million, or $.39 per diluted share, for the same period in 2003. Foreign currency translation had a favorable impact of approximately $.4 million on a pretax basis. Net income for the six months ended June 30, 2004 included: (1) pretax charges of $2.8 million, or $.11 per diluted share, of restructuring costs related to the closure of the Columbus, Ohio operation; (2) operating losses at the new St. Nazaire facility of $1.4 million, or $.06 per diluted share; and (3) pretax charges of $1.2 million, or $.05 per diluted share, which included $.7 million associated with the contractual obligation and $.5 million related to legal matters, which are described above.

Net sales for the six months ended June 30, 2004 were $146.5 million compared with $144.4 million in 2003. Filtration/Separation Segment net sales were up 7 percent, Thermal/Acoustical Segment net sales were essentially flat, and Other Products and Services net sales decreased by 6 percent for the six months ended June 30, 2004 compared with the same period last year. In total, excluding the favorable impact of foreign currency translation, year-to-date net sales were approximately 1 percent lower than the comparable period of 2003.

For the first six months of 2004, gross margin was 21.0 percent compared with 25.3 percent for the same period of 2003. Although Filtration/Separation Segment gross margin improved considerably, Thermal/Acoustical Segment gross margin was negatively impacted by restructuring costs related to the closure of the Columbus Operation and the transfer of production to Lydall’s other automotive facilities. Year-to-date margins were also impacted by the negative gross margin performance of the new automotive plant in France. Together these factors lowered overall gross margin by approximately 2.3 percentage points for the six months ended June 30, 2004.

Selling, product development and administrative expenses were $27.7 million, or 18.9 percent of net sales, for 2004 compared with $26.3 million, or 18.2 percent of net sales, in 2003. As in the quarter, year-to-date increases were related to higher legal expenses and Sarbanes-Oxley Section 404 compliance costs, which were partially offset by the absence of certain one-time costs incurred in the first half of 2003 and savings realized from the elimination of the Company’s group structure at the end of 2003.

Net cash provided by operating activities was $12.6 million for the six months ended June 30, 2004 compared with $7.7 million for the same period of 2003.

Lydall, Inc. News Release	Page 3 of 7	July 30, 2004

Lydall’s effective tax rate for the second quarter and six months ended June 30, 2004 was approximately 35 percent compared with 36.0 percent for the second quarter of 2003 and 35.8 percent for the six months ended June 30, 2003.

Segment Information

Thermal/Acoustical – Segment net sales of $45.9 million for the quarter and $90.4 million year to date were essentially flat compared with the same periods of 2003. Excluding the favorable foreign currency translation effects, segment net sales decreased by approximately 2 percent for the quarter and 3 percent year to date. Excluding the favorable impact of foreign currency translation, automotive sales, which account for the majority of this Segment’s sales, decreased by approximately 7 percent for the quarter and approximately 9 percent for the first six months of 2004 compared with the same periods in 2003. For the quarter and year to date, European automotive sales increased while domestic sales declined compared with the same periods of 2003. The continued strength of the European market was not enough to offset reduced domestic sales, primarily resulting from applications designed out in 2003. Lydall’s efforts to replace this business continue, and the Company has received orders for parts on several future vehicle platforms, both domestically and in Europe. The Company expects production of these orders to phase in over the next several years beginning in late 2004.

For the second quarter and six months ended June 30, 2004, the industrial thermal products businesses recorded sales increases of 18 percent and 19 percent, respectively. Stronger sales of passive insulating products, particularly high-temperature insulation used in appliances and cryogenic materials used to insulate tanker trucks that carry liquid gases contributed to this growth. Sales of the Affinity® product line were also stronger stemming primarily from a strengthening semiconductor market and the introduction of new products.

Operating income for the Thermal/Acoustical Segment was $2.2 million for the second quarter of 2004 compared with $7.0 million for the same quarter of 2003. For the six months ended June 30, 2004, operating income was $5.0 million compared with $12.5 million for 2003. Lower operating income was caused by a number of factors: (1) restructuring costs associated with closing the Columbus Operation and the short-term inefficiencies resulting from the transfer of production to other plants; (2) continuing new-product launch issues at the St. Johnsbury Operation; (3) operating inefficiencies at the German plant; and (4) operating losses at the new French facility. Lydall expects the transfer of production of certain parts from its German operation, which has had a large influx of new business, to its new plant in France to alleviate the pressure that the German plant has been under for an extended period of time. The closing of the Columbus Operation and the transfer of product from Germany to France are scheduled to be completed by the end of 2004.

Filtration/Separation – For the quarter, segment net sales were $21.7 million compared with $21.1 million for the second quarter of 2003. Year-to-date segment net sales increased by $2.8 million, or 7 percent, to $42.4 million. Excluding the favorable foreign currency translation effects, segment net sales increased by approximately 1 percent for the quarter and by approximately 4 percent for the year. Air filtration media sales rose in

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the quarter and year to date, bolstered by strong demand, particularly in Taiwan and China. Liquid filtration media sales also improved in both periods. The Vital Fluids business recorded good sales growth of its blood and cell therapy products. This growth, however, was not enough to counter the continuing decline of blood filtration product sales to original equipment manufacturers.

Operating income of the Filtration/Separation Segment increased by 53 percent to $4.3 million for the second quarter of 2004 compared with $2.8 million for the comparable quarter in 2003. For the six months ended June 30, 2004, operating income increased 32 percent to $7.2 million compared with $5.4 million for the first six months of 2003. Increased air and liquid filtration sales volume enabled associated manufacturing operations to leverage efficiencies and to improve absorption of fixed overhead costs in the quarter and year to date. Operating income of the Filtration/Separation Segment for the same periods of 2003 was impacted by costs to consolidate the Vital Fluids business.

Other Products and Services – For the quarter, net sales were $7.2 million compared with $7.6 million for the second quarter of 2003. For the six months ended June 30, 2004, net sales were $14.6 million compared with $15.5 million in 2003. Growth of the warehousing business was more than offset by lower trucking sales.

Operating income of Other Products and Services for the second quarter was $.6 million compared with $.8 million for the same quarter of 2003. Year to date, operating income was $1.1 million compared with $1.4 million for 2003.

Comments from David Freeman, President and Chief Executive Officer

David Freeman, President and Chief Executive Officer, commented, “During the second quarter we continued to concentrate on accomplishing the objectives we set at the beginning of the year. The closing of the Columbus Operation and transfer of production to our Hamptonville, NC and St. Johnsbury, VT facilities are on schedule. The employees who are involved with this project have made the smooth transition their top priority and are working hard to make it happen. The new automotive plant in France began production, as planned, in April, and the transfer of certain product lines from Germany is underway. Our European employees are also expending extraordinary energy, and we expect to complete the transfer program by the end of the year.”

Mr. Freeman continued, “Looking at our other businesses, the Filtration/Separation Segment posted a good quarter, primarily due to the impressive results of our air and liquid filtration businesses. In the Thermal/Acoustical Segment, we made solid advances in the appliance market with our industrial thermal products, and our Affinity® chiller business continued to gain momentum.

“For the remainder of the year, we will focus on successfully completing the consolidation of our domestic automotive businesses and the transfer of production from Germany to France. We will also continue to concentrate on optimizing our manufacturing efficiencies and increasing our investment in sales and marketing and product development opportunities across the Company.”

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Conference Call

Lydall will host a conference call today at 2:00 p.m. EDT to discuss its second quarter and six months ended June 30, 2004 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (800) 662-5508 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and numerous sales offices in Europe and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2003 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” which outlines certain risks regarding the Company’s forward-looking statements. Such risks include: a major downturn of the automotive market, which accounted for 47 percent of Lydall’s year-to-date 2004 sales, and significant, unforeseen changes in raw material pricing, specifically, aluminum used in most of the Company’s heat-shield products. Also, the timing and degree of success of new-product programs impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from Lydall’s toll-free investor information service at 877-LDLNYSE (535-6973). Company Contact: Christopher R. Skomorowski, Executive Vice President and Chief Operating Officer, at One Colonial Road, Manchester, CT 06040; Tel. 860-646-1233, email: investor@lydall.com.

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Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$74,349	$74,082	$146,470	$144,449
Cost of sales	58,765	54,755	115,665	107,935

Gross margin	15,584	19,327	30,805	36,514

Selling, product development and administrative expenses	14,200	12,630	27,671	26,273

Operating income	1,384	6,697	3,134	10,241

Interest expense	371	284	676	539

Other expense (income), net	23	(36)	25	(24)

Income before income taxes	990	6,449	2,433	9,726

Income tax expense	346	2,319	851	3,482

Net income	$644	$4,130	$1,582	$6,244

Basic earnings per common share	$0.04	$0.26	$0.10	$0.39
Diluted earnings per common share	$0.04	$0.26	$0.10	$0.39

Weighted average common shares outstanding	16,097	16,079	16,124	16,079
Weighted average common shares and equivalents outstanding	16,173	16,115	16,207	16,124

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net Sales

Thermal/Acoustical	$45,930	$45,881	$90,357	$90,349
Filtration/Separation	21,703	21,119	42,436	39,597
Other Products and Services	7,163	7,579	14,642	15,536
Reconciling Items	(447)	(497)	(965)	(1,033)

Consolidated Totals	$74,349	$74,082	$146,470	$144,449

Operating Income

Thermal/Acoustical	$2,187	$7,039	$4,990	$12,454
Filtration/Separation	4,304	2,805	7,174	5,438
Other Products and Services	633	849	1,149	1,406
Reconciling Items	(5,740)	(3,996)	(10,179)	(9,057)

Consolidated Totals	$1,384	$6,697	$3,134	$10,241

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Financial Position

In thousands except ratio data

	June 30, 2004	December 31, 2003
	(Unaudited)
Cash and cash equivalents	$3,066	$3,008
Working capital	$55,698	$55,116
Total debt	$27,357	$25,977
Stockholders’ equity	$142,848	$143,596
Total capitalization	$170,205	$169,573
Current ratio	2.14	2.45
Total debt to total capitalization	0.16	0.15

Certain December 31, 2003 Balance Sheet amounts have been adjusted to reflect the restatement of account balances, which resulted from the Company’s change in accounting method for operations that were previously using the last-in, first-out (LIFO) method to value inventory to the first-in, first-out (FIFO) method. This change had no impact on the results of operations or cash flows for the quarters or six months ended June 30, 2004 and 2003, respectively.

Cash Flows

In thousands

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net cash provided by operating activities	$9,550	$11,712	$12,551	$7,706
Net cash used for investing activities	$(9,201)	$(3,935)	$(13,029)	$(7,899)
Net cash (used for) provided by financing activities	$(3,064)	$(6,300)	$815	$133
Depreciation and amortization	$4,078	$3,275	$8,305	$6,495
Capital expenditures	$9,201	$3,937	$15,545	$8,026

Common Stock Data

Quarter Ended June 30,

	2004	2003
High	$10.71	$10.74
Low	$8.62	$8.20
Close	$9.77	$10.70

3,443,700 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange during the second quarter of 2004.

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